Exhibit 99.1

Regency Centers Introduces 2015 and Updates 2014 Earnings Guidance

JACKSONVILLE, Fla. (December 15, 2014) - Regency Centers Corporation (“Regency” or the “Company”) today announced initial full-year 2015 and updated 2014 earnings guidance. Selected items are listed herein and a complete listing of guidance components is included on the Company’s website at investors.regencycenters.com.

Initial Full-Year 2015 Guidance

Core Funds From Operations (“Core FFO”) per diluted share	$2.91 - $2.97
Funds From Operations (“FFO”) per diluted share	$2.89 - $2.95
Same property Net Operating Income (“SPNOI”) Growth excluding termination fees (pro-rata)	3.0% - 4.0%

Updated Full-Year 2014 Guidance

	Previous Guidance	Updated Guidance
Core FFO per diluted share	$2.80 - $2.83	$2.81 - $2.83
FFO per diluted share	$2.80 - $2.83	$2.88 - $2.91
SPNOI Growth excluding termination fees (pro-rata)	3.5% - 3.8%	3.9% - 4.1%

As previously disclosed, Regency acquired shares of AmREIT, Inc. (”AmREIT”) common stock for a total investment of $14.3 million. Subsequent to AmREIT’s announcement on October 31, 2014 that it had entered into a definitive agreement to be acquired by Edens Investment Trust, Regency liquidated its equity position in AmREIT, which, after associated pursuit costs, resulted in a net gain of approximately $6.0 million. The Company has reflected this gain in its update to full year 2014 FFO guidance. Due to the one-time nature of this transaction, the net gain is not included in the Company’s update to full year 2014 Core FFO guidance.

Reconciliation of Net Income attributable to Common Stockholders to FFO and Core FFO

	Full Year		Full Year
FFO and Core FFO Guidance:	2014		2015

Net income attributable to common stockholders	$1.50	1.53	$0.92	0.98

Adjustments to reconcile net income to FFO:
Depreciation and amortization	1.99	1.99	1.97	1.97
Gain on sale of operating properties, net of tax	(0.61)	(0.61)	—	—
All other amounts	—	—	—	—
Funds From Operations	$2.88	2.91	$2.89	2.95

Adjustments to reconcile FFO to Core FFO:
Development and acquisition pursuit costs	0.03	0.03	0.02	0.02
Gain on sale of land	(0.04)	(0.04)	—	—
Gain on sale of AmREIT, net of costs	(0.06)	(0.06)	—	—
All other non-core amounts	—	(0.01)	—	—
Core Funds From Operations	$2.81	2.83	$2.91	2.97

About Regency Centers Corporation (NYSE: REG)

With more than 50 years of experience, Regency is the preeminent national owner, operator and developer of high-quality, grocery-anchored neighborhood and community shopping centers. The Company’s portfolio of 326 retail properties encompasses over 43.6 million square feet located in top markets throughout the United States, including co-investment partnerships. Regency has developed 218 shopping centers since 2000, representing an investment at completion of more than $3 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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